EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166173, 333-25129, 333-207179, and 333-266064) and Form S-3 (No. 333-204080 and 333-240280) of GEE Group Inc. of our report dated December 23, 2021, with respect the consolidated financial statements of GEE Group Inc. as of September 30, 2021 and for the year then ended, which report is included in the September 30, 2022 Annual Report on Form 10-K of GEE Group Inc.

/s/ Friedman LLP

Marlton, New Jersey

December 20, 2022